Form 426 (Revised 05/11) Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 Filing Fee: $15	This space reserved for office use Resolution Relating to a Series of Shares

Entity Information
The name of the corporation is:
PEDEVCO CORP.
State the name of the entity as currently shown in the records of the secretary of state.
The file number issued to the filing entity by the secretary of state is:	0800949748

Copy of Resolution (Please check only one box.)

☐  A copy of a resolution establishing and designating a series of shares is attached.

☐  A copy of a resolution increasing or decreasing the number of shares in an established series is attached.

☐  A copy of a resolution deleting an established series is attached.

☒  A copy of a resolution amending an established series is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on: 06/25/2018 mm/dd/yyyy

Effectiveness of Filing (Select either A, B, or C.)

A. ☒
This document becomes effective when the document is filed by the secretary of state.

B. ☐
This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: _________________________________

C. ☐
This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is:                                                    The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.
Date:	June 25, 2018 /s/ Clark Moore
EVP & General Counsel

Signature and title of authorized officer

AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
OF
PEDEVCO CORP.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 21.155 of the Texas Business Organizations Code (the “Code”), PEDEVCO CORP., a company organized and existing under the State of Texas (the “Corporation”):

DOES HEREBY CERTIFY that (a) the Board of Directors, by unanimous consent of all members of the Board of Directors, and (b) shareholders holding all of the outstanding shares of Series A Convertible Preferred Stock of the Corporation (the “Series A Shareholder”), each by unanimous consent on June 25, 2018, duly adopted this Amendment to the Amended and Restated Series A Convertible Preferred Stock Designation previously filed by the Corporation on February 20, 2015 (the “Series A Preferred Stock Designation”), which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors and the holders of the Series A Preferred Stock, it is resolved that the Series A Preferred Designation shall be amended as set forth in this Amendment to Amended and Restated Series A Convertible Preferred Stock Designation (this “Amended Designation”) to remove the Maximum Percentage and Beneficial Ownership Limitation set forth in, and defined in, the Series A Preferred Stock Designation:

1. Definitions. Unless otherwise indicated in this Amended Designation, all terms shall have the definitions set forth in the Series A Preferred Stock Designation.

2. Amendment. Effective upon the filing of this Amendment to Amended and Restated Series A Convertible Preferred Stock Designation with the Secretary of State of Texas, the Maximum Percentage and Beneficial Ownership Limitation, set forth in, and defined in, the Series A Preferred Stock Designation, shall be deemed removed and rescinded from the Series A Preferred Stock Designation and Section 4.3 of the Series A Preferred Stock Designation shall be amended to read as follows:

“4.3
[Internationally Removed].”

----------------------------------------------------

PEDEVCO CORP.
Amendment to Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

NOW THEREFORE BE IT RESOLVED, that the Amended Designation is hereby approved, affirmed, confirmed, and ratified by the Board of Directors of the Corporation and the Series A Shareholder; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Amended Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

[Remainder of page left intentionally blank. Signature page follows.]

PEDEVCO CORP.
Amendment to Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

IN WITNESS WHEREOF, the Board of Directors and sole shareholder of the Series A Preferred Stock of the Corporation have unanimously approved and caused this “Amendment to Amended and Restated Certificate of Designations of PEDEVCO CORP. Establishing The Designations, Preferences, Limitations and Relative Rights of its Series A Convertible Preferred Stock” to be duly executed and approved this 25th day of June 2018.

DIRECTORS:

/s/ Frank C. Ingriselli
Frank C. Ingriselli
Director

/s/ Adam McAfee
Adam McAfee
Director

/s/ Elizabeth P. Smith
Elizabeth P. Smith
Director

/s/ David Z. Steinberg
David Z. Steinberg
Director

SOLE SHAREHOLDER OF THE
SERIES A CONVERTIBLE PREFERRED STOCK:

SK ENERGY LLC

By: /s/ Simon G. Kukes

Its: CEO

Printed Name: Simon G. Kukes

66,625 shares of Series A Convertible Preferred Stock

PEDEVCO CORP.
Amendment to Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock